Hughes / USSB Merger


Merger Consideration Payable - For Illustrative Purposes Only (a)


                                                                                  Stock / Cash Mix (e)
                                                         ...................................................................
                                                                        70/30                               50/50
                                                         -------------------------------------------------------------------
                                      Total                    # of              Cash              # of              Cash
GMH Prices (b)                  Consideration (c)           Shares (d)           Paid             Shares             Paid
----------------------------------------------------------------------------------------------------------------------------
   $50.00                          $1,617                       22.6              $485              16.2              $808
 ...........................................................................................................................
    47.68 (Cap)                     1,617                       23.7               485              17.0               808
    38.25 (Current)                 1,297                       23.7               389              17.0               648
    27.81 (Floor)                    943                        23.7               283              17.0               472
 ...........................................................................................................................
    25.00                            943                        23.7               350              18.9               472
    20.00                            943                        23.7               468              23.6               472
    19.87 (Subfloor)                 943                        23.7               472              23.7               472
 ...........................................................................................................................
    15.00                            712                        23.7               356              23.7               356
----------------------------------------------------------------------------------------------------------------------------



(a) This table sets forth illustrations of certain possible scenarios relating to the consideration payable under the Merger Agreement. Reference is made to the Merger Agreement for a complete description of the calculation of the consideration payable thereunder and other terms and conditions of the transaction.

(b) Assumes price of GMH stock on the closing date equals the average price for the 20 trading day period ending on the second trading day prior to the closing date (which average price shall determine the merger consideration).

(c) Assumes no reduction in merger consideration due to contingencies set forth in the Merger Agreement, which are not expected to be material. Assumes that there will be no further restriction on use of cash necessary to achieve tax-free reorganization treatment for holders receiving shares.

(d) Assumes no change in the number of USSB shares outstanding prior to the Closing Date. Such number could increase due to the exercise of USSB stock options.

(e) Dollars in millions, rounded to the nearest million; shares in millions, rounded to the nearest 100,000.